Exhibit 5.4 CLIFFORD CHANCE 2-4 PLACE DE PARIS B.P. 1147 L-1011 LUXEMBOURG GRAND-DUCHÉ DE LUXEMBOURG TEL +352 48 50 50 1 FAX +352 48 13 85 www.cliffordchance.com

LEGAL OPINION

Ancestry.com Inc. As issuer under the Indenture (as defined below) (the “Addressee”)	16 July 2013

Dear Sirs,

Project Anvil – Senior Notes – Registration Statement (as defined below)

1.	We have acted as Luxembourg legal advisers for Ancelux 3 S.à r.l. (“Ancelux 3”) and Ancelux 4 S.à r.l. (“Ancelux 4”) and have been requested to deliver the following opinion (the “Opinion”) to the Addressee in respect of the agreement listed under paragraph 2 in connection with US law governed Form S-4 registration statement (the “Registration Statement”) dated 6 June 2013, and executed amongst others by Ancelux 3 and Ancelux 4 as guarantors, and to be filed with the U.S. Securities and Exchange Commission (the “Transaction”).

We have not been responsible for advising the Addressee to the Transaction and the delivery of this Opinion to the Addressee or to any other person to whom a copy of this Opinion may be communicated does not evidence an existence of any such advisory duty on our behalf to the Addressee or such person.

This Opinion is provided to the Addressee in connection with the New York law governed indenture, dated 28 December 2012, and entered into between, amongst others, Ancestry.com LLC (formerly known as ANVIL US 1 LLC) as parent, Ancestry.com Inc (formerly known as Global Generations Merger Sub Inc. as issuer and Wells Fargo Bank, National Association as trustee (the “Trustee”), relating to 11.00% senior notes due 2020 (the “Senior Notes”), as supplemented by the first supplemental indenture dated as at 28 December 2012 (the “Indenture”).

2.	For the purpose of this Opinion, we have reviewed an execution copy of a New York law governed supplemental indenture dated 25 January 2013, and entered into between, amongst others, Ancestry.com LLC, Ancelux 3 and Ancelux 4 as additional guarantors and the Trustee, in relation to the Indenture (the “Supplemental Indenture”).

Ancelux 3 and Ancelux 4 shall be collectively referred to as the “Luxembourg Obligors”.

Terms defined in the Supplemental Indenture or the Indenture shall have the same meaning herein, unless expressly provided to the contrary.

3.	We have further reviewed the following documents:

3.1	in relation to Ancelux 3:

3.1.1	a copy of the notarial deed containing its articles of association dated 14 December 2012 (the “Ancelux 3 Constitutional Documents”);

3.1.2	a copy of the resolutions of its sole shareholder dated 10 May 2013 approving the resignation of Paul Armstrong from its board of managers and appointing William Stern as manager (the “Ancelux 3 Shareholder Resolutions”);

3.1.3	a copy of the minutes (the “Ancelux 3 Minutes”) of the meetings of its board of managers held on 24 January 2013 and during which its board of managers has adopted resolutions approving, inter alia, the terms of the Supplemental Indenture, and authorising any manager of Ancelux 3 appointed from time to time, each acting individually and with full power of substitution (the “Ancelux 3 Authorised Signatories”), to execute, inter alia, the Supplemental Indenture on its behalf (the “Ancelux 3 Resolutions”);

3.1.4	an excerpt from the Luxembourg register of commerce and companies (the “Register”) dated 16 July 2013 (the “Ancelux 3 Excerpt”); and

3.1.5	a certificate (the “Ancelux 3 Certificate”) from the Register dated 16 July 2013 stating that as of 15 July 2013, no judicial decision (the “Judicial Decision”) has been registered with the Register by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “RCS Law”), according to which Ancelux 3 would be subject to one of the judicial proceedings referred to in these provisions of the RCS Law (together the “Judicial Proceedings”) including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

All such documents are collectively referred to as the “Ancelux 3 Corporate Documents”;

3.2	in relation to Ancelux 4:

3.2.1	a copy of its coordinated articles of association dated 4 April 2013 (the “Ancelux 4 Constitutional Documents”);

3.2.2	a copy of the resolutions of its sole shareholder dated 10 May 2013 approving the resignation of Paul Armstrong from its board of managers and appointing William Stern as manager (the “Ancelux 4 Shareholder Resolutions”);

3.2.3	a copy of the minutes (the “Ancelux 4 Minutes”) of the meetings of its board of managers held on 24 January 2013 and during which its board of managers has adopted resolutions approving, inter alia, the terms of the Supplemental Indenture, and authorising any manager of Ancelux 4 appointed from time to time, each acting individually and with full power of substitution (the “Ancelux 4 Authorised Signatories”), to execute, inter alia, the Supplemental Indenture on its behalf (the “Ancelux 4 Resolutions”);

3.2.4	an excerpt from the Register dated 16 July 2013 (the “Ancelux 4 Excerpt”); and

3.2.5	a certificate (the “Ancelux 4 Certificate”) from the Register dated 16 July 2013 stating that as of 15 July 2013, no Judicial Decision has been registered with the Register by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which Ancelux 4 would be subject to one of the Judicial Proceedings including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

All such documents are collectively referred to as the “Ancelux 4 Corporate Documents”.

The Ancelux 3 Corporate Documents and the Ancelux 4 Corporate Documents shall be collectively referred to as the “Corporate Documents”.

The Ancelux 3 Constitutional Documents and the Ancelux 4 Constitutional Documents shall be collectively referred to as the “Constitutional Documents”.

The Ancelux 3 Minutes and the Ancelux 4 Minutes shall be collectively referred to as the “Minutes”.

The Ancelux 3 Shareholder Resolutions and the Ancelux 4 Shareholder Resolutions shall be collectively referred to as the “Shareholder Resolutions”. The Ancelux 3 Resolutions and the Ancelux 4 Resolutions shall be collectively referred to as the “Resolutions”.

The Ancelux 3 Authorised Signatories and the Ancelux 4 Authorised Signatories shall be collectively referred to as the “Authorised Signatories”.

The Ancelux 3 Excerpt and the Ancelux 4 Excerpt shall be collectively referred to as the “Excerpts”.

The Ancelux 3 Certificate and the Ancelux 4 Certificate shall be collectively referred to as the “Certificates”.

4.	We have not reviewed any documents other than the Supplemental Indenture and the Corporate Documents as defined above, and this Opinion does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the parties, even if there is a reference to any such documents in the Supplemental Indenture.

5.	This Opinion is confined to and given on the basis of the laws of the Grand-Duchy of Luxembourg (“Luxembourg”) as currently applied by the Luxembourg courts in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Supplemental Indenture under New York law or any other applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under the Supplemental Indenture under such laws. Accordingly, our review of the Supplemental Indenture has been limited to the terms of such document as they appear on the face thereof without reference to US law or any other applicable law (other than Luxembourg law). We do not analyse in this Opinion the question whether the Supplemental Indenture creates legal, valid and enforceable obligations of the Luxembourg Obligors.

Notwithstanding the particular assumptions below, we have assumed that there is nothing in the law of any jurisdiction (in particular in any applicable insolvency, bankruptcy, liquidation or other similar laws of such jurisdiction applicable to any of the parties) other than Luxembourg which would affect this Opinion.

6.	This Opinion is given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

7.	The Opinion assumes:

7.1	the genuineness of all signatures and seals, and that persons purported to have signed have in fact signed;

7.2	the completeness and conformity to the originals of all documents supplied to us as certified, facsimile, photostatic or electronic copies or documents sent by fax or email and the authenticity of all original documents, as well as the accuracy and authenticity of all documents submitted to us;

7.3	that the Supplemental Indenture has been duly executed in the form reviewed by us;

7.4	that the Supplemental Indenture has in fact been signed on behalf of each of the Luxembourg Obligors by one of its Authorised Signatories;

7.5	that each of the parties to the Supplemental Indenture other than the Luxembourg Obligors (the “Other Parties”) is duly incorporated or organised and validly existing under the laws of its respective place of incorporation and all other applicable laws and the capacity, power and authority of each of the Other Parties to enter into, to execute and deliver and to perform its respective obligations under the Supplemental Indenture;

7.6	the due execution and delivery by each of the Other Parties of the Supplemental Indenture;

7.7	that the execution and delivery by the Other Parties of the Supplemental Indenture are legal, valid and binding on them under the laws of their respective places of incorporation or organisation and under all other applicable laws, in their corporate interest and have been and remain duly approved and authorised by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organisation and all other applicable laws;

7.8	that all obligations under the Supplemental Indenture are valid, legally binding upon, validly perfected where required, and enforceable against, the respective parties thereto as a matter of all relevant laws (including the laws of Luxembourg);

7.9	that the parties entered into the Supplemental Indenture without any intention to defraud or deprive of any legal benefit any other persons or parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (and in particular any tax law);

7.10	that the place of the central administration (siège de l’administration centrale) and the centre of main interests of each Luxembourg Obligor is located at its registered office (siège statutaire) in Luxembourg and that no Luxembourg Obligor has an establishment outside Luxembourg (each such terms as defined respectively in the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings as amended, or domestic Luxembourg law);

7.11	that each of the Luxembourg Obligors is in full compliance with the law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations) imposing certain requirements on companies having established their registered office with a third party (other than a company belonging to the same group of companies or an individual being a direct or indirect shareholder exercising a significant influence on the conduct of the domiciliated company’s business) providing certain administrative services to such companies;

7.12	that the entry into, the execution of and the performance under the Supplemental Indenture is in the corporate interest of the Luxembourg Obligors (in that respect we refer you to the Minutes);

7.13	that the Shareholder Resolutions and the Resolutions have been validly taken, have not been rescinded or amended, that all statements made in the Minutes and the Shareholder Resolutions are true, accurate and up-to-date and that there have been no amendments to the Constitutional Documents of the Luxembourg Obligors;

7.14	that the Excerpts are true, accurate and up to date both on the date of this Opinion and on the date of adoption of the Resolutions and the execution of the Minutes except concerning the changes implemented by the Shareholder Resolutions;

7.15	that the Certificates are correct and up-to-date and that all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Luxembourg law dated 10 August 1915 on Commercial Companies, as amended (the “1915 Law”)) have been duly registered within the applicable legal time periods with the Register;

7.16	that no security interest is created or purported to be created under or pursuant to the Supplemental Indenture;

7.17	that the Senior Notes will not be the subject of a public offering in Luxembourg for the purposes of the Luxembourg law dated 10 July 2005 on prospectus for securities as amended (the “Prospectus Law”) and implementing Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading as amended (the “Prospectus Directive”);

7.18	that the Senior Notes are not and will not be listed on a regulated market within the meaning of the Prospectus Law and/or the Prospectus Directive and that the Senior Notes will not be listed in Luxembourg;

7.19	that no winding-up, insolvency or other similar petition has been presented for any of the parties to the Supplemental Indenture;

7.20	that none of the Other Parties is subject to bankruptcy, insolvency, moratorium, controlled management, suspension of payments, court ordered liquidation or reorganisation or any similar procedure affecting the rights of creditors generally;

7.21	that none of the Luxembourg Obligors is subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law;

7.22	that none of the parties meets or threatens to meet the criteria for the opening of any of the procedures referred to under 7.20 and 7.21; and

7.23	that all assumptions were true on the respective dates of execution of the Supplemental Indenture as well as on the date hereof and for the entire period in between and there have been no changes to any matters since the execution of the Supplemental Indenture which could affect this Opinion.

8.	According to the Certificates, no Judicial Decision opening Judicial Proceedings (including in particular bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings) against any of the Luxembourg Obligors has been registered with the Register on the date stated therein. The Certificates do not indicate whether a Judicial Decision has been taken or Judicial Proceedings have been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the Register necessary occurs and the actual registration of the Judicial Decision in the Register. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Certificates are not conclusive as to the opening and existence or not of Judicial Decisions or Proceedings and should not be relied upon as such. The Certificates do, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

9.	On the above assumptions, subject to any matters not disclosed to us and subject to the reservations set out below, we are of the opinion that:

9.1	each of the Luxembourg Obligors is incorporated in Luxembourg as a société à responsabilité limitée;

9.2	each of the Luxembourg Obligors has the power to enter into the Supplemental Indenture and to exercise its rights and perform its obligations under the Supplemental Indenture;

9.3	all necessary corporate action has been taken to enable the Luxembourg Obligors validly to enter into and to perform their obligations under the Supplemental Indenture and the performance of such obligations under the Supplemental Indenture does not constitute a violation of their respective Constitutional Documents;

9.4	no further acts and conditions are required by Luxembourg law to be done, fulfilled and performed in order to enable the Luxembourg Obligors lawfully to enter into the Supplemental Indenture (which includes the guarantee of the Senior Notes by the Luxembourg Obligors).

10.	The Opinion set forth above is subject to the following reservations:

10.1	the rights and obligations of the parties under the Supplemental Indenture may be limited or affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally;

10.2	no opinion is expressed on any tax consequences of the Supplemental Indenture or the transactions considered;

10.3	no opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Supplemental Indenture or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them;

10.4	the Constitutional Documents (as well as any other documents relating to the Luxembourg Obligors the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof;

10.5	by application of Article 203 of the 1915 Law, a company not respecting any provision of Luxembourg criminal law or the Luxembourg law on commercial companies (such as the obligations to file its annual accounts within the legally determined timeframe) may be put into judicial dissolution and liquidation upon the application of the public prosecutor;

10.6	any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by a Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers governed by foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney;

10.7	any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Obligors (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Obligors’ bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Obligors entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances).

11.	In this Opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

This Opinion is strictly limited to the matters stated herein, it only speaks as of this day and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Registration Statement or the Supplemental Indenture or otherwise. This Opinion does not contain any undertaking to update it or to inform you of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ CLIFFORD CHANCE

Marc Mehlen Avocat à la Cour